Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust V:

We consent to the use of our report dated November 28, 2016, with respect to the financial statements of Nuveen Preferred Securities and Income Fund (formerly known as Nuveen Preferred Securities Fund), one of the funds comprising Nuveen Investment Trust V, (the “Fund”), as of September 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
September 28, 2017